Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-160162, Form S-8 No. 333-152746, Form S-8 No. 333-135222, Form S-8 No. 333-85657, Form S-8 No. 33-57131, Form S-8 No. 33-62968, Form S-8 No. 33-33958 and Form S-8 No. 33-20069) of Moog Inc. Retirement Savings Plan of our report dated March 19, 2010 relating to the financial statements and schedule of Moog Inc. Retirement Savings Plan included in this Annual Report (Form 11-K) for the years ended September 30, 2009 and 2008, filed with the Securities and Exchange Commission.
/s/ Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
March 19, 2010